Exhibit 8.2

250 West 55th Street New York, NY 10019-9601 Telephone: 212.468.8000 Facsimile: 212.468.7900 www.mofo.com morrison & foerster llp

beijing, berlin, brussels, denver,
hong kong, london, los angeles,
new york, northern virginia,
palo alto, sacramento, san diego,
san francisco, shanghai, singapore,
tokyo, washington, d.c.

May 2, 2017

Education Realty Trust, Inc.
999 South Shady Grove Road, Suite 600

Memphis, TN 38120

Re:	Education Realty Trust, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to Education Realty Trust, Inc., a Maryland corporation (“EDR”), and Education Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the issuance and sale from time to time of shares of EDR’s common stock, par value $0.01 per share, having an aggregate offering price of up to $500,000,000 (the “Shares”), pursuant to the Equity Distribution Agreement, dated February 21, 2017, as amended on May 2, 2017 (the “KeyBanc Agreement”), by and among EDR, the Operating Partnership and KeyBanc Capital Markets Inc., in its capacity as sales agent, forward seller and/or principal, and in its capacity as forward purchaser (“KeyBanc”), the Equity Distribution Agreement, dated February 21, 2017, as amended May 2, 2017 (the “BAML Agreement”), by and among EDR, the Operating Partnership, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sales agent, forward seller and/or principal (“Merrill Lynch”) and Bank of America, N.A., in its capacity as forward purchaser (“BofA”) and the Equity Distribution Agreement, dated February 21, 2017, as amended May 2, 2017 (together with the KeyBanc Agreement and the BAML Agreement, the “Agreements”) by and among the Company, the Operating Partnership and RBC Capital Markets, LLC, in its capacity as sales agent, forward seller and/or principal (together with KeyBanc in its capacity as sales agent, forward seller and/or principal, and Merrill Lynch, the “Managers”) and Royal Bank of Canada, in its capacity as forward purchaser (and together with KeyBanc, in its capacity as forward purchaser, and BofA, the “Forward Purchasers”). Pursuant to the Agreements, the Shares may be sold through the Managers, as sales agent and/or principal, or in a forward sale pursuant to a confirmation by and among EDR and one of the Forward Purchasers that is substantially in the form attached as Exhibit A to the Agreements. Capitalized terms used but not otherwise defined in this opinion shall have the same definitions set forth in the Agreements.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documentation and information provided by EDR as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have also examined the Registration Statement (the “Registration Statement”) on Form S-3, File No. 333-217203, as filed by EDR with the Securities and Exchange Commission (the “Commission”) in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Act”), which became automatically effective under the Act on April 7, 2017. The Registration Statement includes the base prospectus, dated April 7, 2017 (the “Prospectus”), together with the prospectus supplement, dated May 2, 2017 (the “Prospectus Supplement”) in the form filed with the Commission pursuant to its Rule 424(b). In addition, EDR has provided us with, and we are relying upon, a certificate containing certain factual representations and covenants of a duly authorized officer of EDR (the “Officer’s Certificate”) relating to, among other things, the actual and proposed operations of EDR, the Operating Partnership and the entities in which either holds, or has held, a direct or indirect interest (EDR, the Operating Partnership and such entities, collectively, the “Company”).

Education Realty Trust, Inc.

Page Two

For purposes of this opinion, we have not independently verified the facts, statements, representations and covenants set forth in the Officer’s Certificate or in any other document. In particular, we note that the Company has engaged in, and may engage in, transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. Consequently, we have relied on EDR’s representations that the facts, statements, representations and covenants presented in the Officer’s Certificate and other documents, or otherwise furnished to us, accurately and completely describe all material facts relevant to our opinion. We have assumed that all such facts, statements, representations and covenants are true without regard to any qualification as to knowledge, belief or intent. Our opinion is conditioned on the continuing accuracy and completeness of such facts, statements, representations and covenants. We are not aware of any facts inconsistent with such facts, statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations and covenants referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

In our review of certain documents in connection with our opinion expressed below, we have assumed (a) the genuineness of all signatures on documents that we have examined, (b) the authority and capacity of the individual or individuals executing such documents and (c) that each of the documents (i) has been duly authorized, executed and delivered, (ii) is authentic, if an original, or is accurate, if a copy, and (iii) has not been amended subsequent to our review. Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion also is based on the correctness of the following assumptions: (a) the entities comprising the Company have been and will continue to be operated in accordance with the laws of the jurisdictions in which they were formed and in the manner described in the relevant organizational documents, (b) there will be no changes in the applicable laws of the State of Maryland or of any other jurisdiction under the laws of which any of the entities comprising the Company have been formed and (c) each of the written agreements to which the Company is a party will be implemented, performed, construed and enforced in accordance with its terms.

Education Realty Trust, Inc.

Page Three

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof. It should be noted that the Code, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof to any of the foregoing bases for our opinion could affect our conclusions set forth herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

We express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America to the extent specifically referred to herein. In addition, we express no opinion on any issue relating to EDR, other than as expressly stated below.

Based on the foregoing and subject to the other qualifications, assumptions, representations and limitations included herein, we are of the opinion that, as of the date hereof:

(i)	EDR has been organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (a “REIT”) pursuant to Sections 856 through 860 of the Code for its taxable year ended December 31, 2012 through its taxable year ended December 31, 2016, and EDR’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT for its taxable year ending December 31, 2017 and in the future.

(ii)	We have reviewed the statements included in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations” and, insofar as such statements pertain to matters of law or legal conclusions, they are correct in all material respects.

EDR’s continued qualification and taxation as a REIT depend upon its ability to meet, through actual annual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels, the diversity of its stock ownership and various other qualification tests imposed under the Code and the Regulations, the results of which are not reviewed by us. Accordingly, no assurance can be given that the actual results of EDR’s operations for the current taxable year or any future taxable years will satisfy the requirements for taxation as a REIT under the Code.

Education Realty Trust, Inc.

Page Four

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. We will not review on a continuing basis EDR’s or the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of EDR’s operations for the current taxable year or any future taxable years will satisfy the requirements for qualification and taxation as a REIT.

This opinion is furnished to you solely for use in connection with the Prospectus Supplement. We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of EDR. We also consent to the reference to our firm name wherever appearing in the Prospectus Supplement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Prospectus Supplement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion letter may not be distributed, quoted in whole or in part or relied upon for any purpose by any other person, or otherwise reproduced in any document, or filed with any governmental agency without our express prior written consent.

Sincerely,

/s/ Morrison & Foerster LLP